Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript SWRG - Q1 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call Event Date/Time: May. 16. 2006 / 5:00PM ET

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FINAL TRANSCRIPT

May. 16. 2006 / 5:00PM ET, SWRG - Q1 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Alan Stillman

Smith & Wollensky - Chairman and CEO

Sam Goldfinger

Smith & Wollensky - CFO

PRESENTATION

Operator

Good afternoon and thank you for joining us for The Smith & Wollensky Restaurant Group's first quarter 2006 earnings conference call.

As you know, the company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact their office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin, I would like to point out that any comments today that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the company's business and prospects, including economic, competitive, governmental, food and labor supply and other factors discussed in the company's filings with the Securities and Exchange Commission.

Now I would like to turn the call over to Alan Stillman, Chairman and CEO, The Smith & Wollensky Restaurant Group. Please go ahead, sir.

Alan Stillman - Smith & Wollensky - Chairman and CEO

Thank you very much and good afternoon. Here with me is Sam Goldfinger, our CFO, and after our comments we will be more than happy to answer whatever questions you might have.

The first quarter of 2006 has proved to be an interesting one with unique challenges and many positive notes. Sam will walk you through the financial results of the company in greater detail, and I will let you know that our comparable consolidated restaurant sales were up approximately almost 2%, 1.9% exactly, and our private dining sales were up almost 14%.

Overall, our sales were down $2.2 million and this decrease was because of the closure of New Orleans in 2005 and also the Manhattan Ocean Club, which we closed on January 1st and has been renovated and reopened into our new concept, Quality Meats, a contemporary new American restaurant that just opened in the last three weeks.

Although the results for the company as a whole were mixed, there were several unusual and significant developments that did take place. We were helped in the first quarter by $546,000 worth of net insurance proceeds from the New Orleans hurricane. That-- as you know, that restaurant was closed on August 29th and it has still not reopened and we have recently put up the property for sale during the month of April at a price of $5 million. You should also know that we have received a total so far of $975,000 in insurance proceeds, and we may receive additional insurance proceeds in the future.

The other big news for us, obviously, has been the opening of Quality Meats on April 10th. The restaurant serves, as I said, new American cuisine with emphasis on beef in a very unusual industrial atmosphere. Our executive chef, Craig Koketsu, came with us after working with other renowned chefs at Lespinasse and Stars and has created very, very classic and innovative dishes along with our beef.

The restaurant has so far, in three weeks, received extremely great public response and favorable reviews. “Crain's New York Business” rated the restaurant 3-1/2 out of a possible 4 stars. When you are in New York, please stop by Quality Meats in midtown Manhattan. We'll be more than happy to try and get you in. We are definitely having difficulties at this point getting people in, but that's one of the best things you can have as a problem in the restaurant business.

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May. 16. 2006 / 5:00PM ET, SWRG - Q1 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

As to the status of the Wollensky's Grill concept, we're currently looking at many potential sites and have traveled all over the eastern half of the United States. We are currently looking to be signing our first lease within the next 60 days in order to get on our schedule, which we still think will be 3 of the Wollensky Grill units in the year 2007. We will, of course, update you as soon as we do sign our first lease. We hope to be working with the same architects, AvroKO, who designed Quality Meats on the rollout of the grill concept.

Now I'd like to turn the call over to Sam Goldfinger, our CFO.

Sam Goldfinger - Smith & Wollensky - CFO

Thank you, Alan. For the first quarter of 2006 we had a net income of $508,000 or $0.06 per diluted share compared to a net income of $447,000 or $0.05 per diluted share for the first quarter of '05.

Pro forma net income, a measure that we believe provides shareholders with better comparability, was $18,000 for 2006 or $0.00 per share as compared to a net income of $447,000 in 2005. Pro forma net income reflects the exclusion of $546,000 of insurance proceeds related to the insurance recovery of building and content at the Smith & Wollensky in New Orleans, which closed on August 29th, 2005, due to damages from Hurricane Katrina, and it also excludes approximately $56,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standard number 123R, which I'm sure most of you are aware of.

We experienced a decrease in consolidated restaurant sales of $2.2 million to $30.8 million for the quarter. Our comparable consolidated restaurant revenues grew by 1.9%. As Alan had already mentioned, the calculation for comparable consolidated results excludes our Smith & Wollensky in New Orleans, which was closed on August 29th, due to Hurricane Katrina and its aftermath, as well as the closure of the Manhattan Ocean Club, which was closed on January 1st, 2006, and was renovated into our new concept, Quality Meats.

Taking a look at some of the specific line item results for the first quarter, cost of goods sold for our comparable restaurants increased by 123 basis points from the first quarter '05. The weighted average cost of beef was approximately 24% above what we paid during the first quarter of '05, with the biggest impact being felt in January and February.

We felt some easing of prices during the month of March and this continued into most of April. We continue to be very pleased with our growth in private dining from last year. The higher profit margins for these events helped to offset some of the burden felt from the higher beef costs.

Our payroll and related costs ratio for comparable units was down 38 basis points for the quarter, primarily due to reductions in employee benefit costs.

For the quarter, our operating expenses were down 62 basis points from the first quarter of '05 in comparable consolidated restaurants, with improvements in our operating supply costs being partially offset by an increase of nearly 25% in utility expenditures.

Occupancy and related expenses were 60 basis points higher for comparable consolidated units for the quarter and that was primarily due to the rent incurred in our Las Vegas location as a direct result of the new lease entered into in May of '05.

Marketing and promotion expenses were higher for comparable consolidated restaurants by 27 basis points compared to the first quarter of '05 and this was principally due to promotional costs incurred for our Wine Week in March of '06.

Depreciation and amortization decreased by approximately $175,000 and this was primarily due to the decrease in the leasehold basis for the Las Vegas property, directly related to the sale and lease-back entered into in May of '05.

All the changes I've discussed resulted in a decrease in income for all comparable consolidated restaurants of approximately $66,000.

Management fee income declined by $13,000 for the first quarter compared with the first quarter of '05 and all of the decline relates to decreased sales at our managed units in New York City.

G&A was approximately $268,000 higher than in the first quarter of '05 and increased approximately 137 basis points. The increase in G&A was primarily due to the costs associated with the relocation of the corporate offices, compensation charges of approximately $56,000 that were related to the adoption of FAS-123R and increases in consulting and professional fees of approximately $105,000 for the first quarter of '06.

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FINAL TRANSCRIPT

May. 16. 2006 / 5:00PM ET, SWRG - Q1 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

Net interest expense declined by approximately $336,000 and this was primarily due to the reduction in our capital lease obligation relating to the Las Vegas property and, to a lesser extent, pay off of approximately $9.2 million of debt.

Provision for income taxes increased approximately $53,000.

All of this resulted in net income after tax of $508,000 or a pro forma income of $18,000 for the quarter as compared to a net income of $447,000 in the '05 quarter.

Turning our attention to cash and liquid investments, we had approximately $4.8 million in cash and liquid investments available at April 3rd, 2006, as compared to $7 million that was available to us at January 2nd, 2006.

During the first quarter of '06 we used our cash and liquid investments to, among other things, pay down approximately $1.8 million in payables, purchase approximately $1.6 million in property and equipment and purchase approximately $379,000 of treasury shares.

With that, I'll turn it back over to the operator. Alan and I will be happy to answer any questions you may have.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] There appear to be no questions at this time.

Alan Stillman - Smith & Wollensky - Chairman and CEO

Thank you so much for joining us. We appreciate it. We look forward to the continued success of our newest restaurant, Quality Meats, and certainly to our opening of future units during the calendar year 2007. Thank you for joining us this afternoon.

Operator

Thank you. This does conclude today's teleconference. You may disconnect all lines at this time and have a great day.

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